Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-255663 on Form S-3 and 333-248897 on Form S-8 of our reports dated February 23, 2022, relating to the consolidated financial statements of Whiting Petroleum Corporation and subsidiaries, and the effectiveness of Whiting Petroleum Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 23, 2022